Exhibit 15

The Board of Directors and Shareholders
Allied Capital Corporation:

Re: Registration Statement Nos. 333-45525, 333-13584, 333-88681, 333-101849, 333-115979, 333-115980, 333-115981, 333-130793, 333-130792 and 333-143409

Ladies and Gentlemen:

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 10, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Washington, D.C.
November 10, 2008